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Exhibit (a)(1)(a)

FAMILY DOLLAR STORES, INC.

Offer to Amend Certain Options

This offer and withdrawal rights will expire at
11:59 p.m., North Carolina Time, on December 18, 2007 unless we extend the offer.

        By this Offer to Amend Certain Options (the "Offer to Amend"), we are giving all eligible option holders holding eligible options to purchase shares of our common stock the opportunity to amend such options in a manner that should enable such holders to avoid material tax consequences, as described below, and to receive cash payments (the "offer").

        We have determined that certain of your stock options were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). These consequences include income tax in connection with the vesting of such stock options, without regard to whether such stock options are actually exercised, plus an additional 20% tax and interest charges. If you elect to participate in this Offer to Amend, your eligible options will be amended and we expect that they will no longer be subject to the adverse tax consequences under Section 409A.

        You are an "eligible option holder" only if you are an employee of Family Dollar Stores, Inc. or one of its subsidiaries (collectively referred to as "Family Dollar," the "Company," "we," "our" or "us") on the expiration date of the offer. Only employees subject to federal income tax in the United States hold eligible options. The offer is not being made to any of our current or former executive officers.

        An option to purchase common stock is eligible for this offer ("eligible option") only if each of the following conditions is met:

  •
  the option was granted under our 1989 Non-Qualified Stock Option Plan, as amended on January 20, 2005 (the "Stock Plan");

  •
  the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option's measurement date for financial reporting purposes;

  •
  the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an "eligible option"); and

  •
  the option is outstanding as of the last date on which this offer remains open for acceptance (the expiration date).

        Options granted as part of the annual merit review in 2003 with an exercise price of $40.75 are not included in this tender offer.

        If you elect to participate in the offer:

  •
  Your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the measurement date for financial reporting purposes (as listed on your Addendum included in the e-mail from Del Bristol dated November 16, 2007).

  •
  You will receive cash payments, which prior to tax withholdings, equal the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

        If you elect to accept the offer with respect to an eligible option, such option will be amended on the date that this offer expires (currently expected to be December 18, 2007). Any amended option you receive will continue to be subject to the terms and conditions of the original grant, including the vesting schedule.

        Promptly following the expiration of the offer, we will send you a "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of your eligible options. Cash payments will not be subject to any further vesting conditions and will be paid to you on our first payroll date following January 1, 2008, less applicable withholding tax, regardless of whether the eligible option is vested and regardless of whether or not you are providing services to us at such time. The delay in the cash payment is required in order to avoid adverse tax consequences under Section 409A of the Code.

        This offer is not conditioned upon it being accepted with respect to a minimum number of eligible options, but the offer is subject to certain other customary conditions.

        Our common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "FDO". On November 13, 2007 the closing price of our common stock was $24.61 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

        See "Risks of Participating in the Offer" beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

        If you elect to participate in this offer, you must complete and sign the attached election form, and fax it to Lauren Merritt at (704) 814-4133, e-mail it to lmerritt@familydollar.com, or hand deliver it to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105 before 11:59 p.m., North Carolina Time, on December 18, 2007. If you participate in the offer, your election form will also serve as the amendment to your option agreement(s) once we have countersigned the election form. You will not need to sign a separate agreement to amend your options. If you elect not to participate in the offer, the election form shall only serve as your election to forgo our offer and your eligible options will not be amended.

        Only responses that are complete, signed, and actually received by Lauren Merritt by the deadline will be accepted. Responses that are received after the deadline will not be accepted. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail as soon as possible. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first sentence of the prior paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. The delivery of election and withdrawal forms is at your risk.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

        You should direct questions about the offer to Lauren Merritt at:

  Family Dollar Stores, Inc.
  10401 Monroe Road
  Matthews, North Carolina 28105
  Phone: (704) 847-6961 Ext. 2145
  Fax: (704) 814-4133
  E-mail: lmerritt@familydollar.com

        If you are considering participating in this offer, you should consult your own tax advisor concerning the federal income tax consequences of participating (or not participating) in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Offer to Amend Certain Options, dated November 16, 2007.

        Although the compensation committee of our board of directors has approved the offer, neither we nor the compensation committee of our board of directors is making any recommendation to you as to whether you should participate in the offer. You must make your own decision as to whether to participate in the offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

        You should rely only on the information contained or incorporated by reference in this Offer to Amend or other documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the cash consideration or amended options in any jurisdiction in which such offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

        The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying e-mail from Del Bristol dated November 16, 2007, and the election and withdrawal forms, together with their associated instructions, as well as the other offer documents. This offer is made subject to the terms and conditions of these offer documents as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

		Page
Q1.	Why is the Company making this offer?	3
Q2.	What is the offer?	3
Q3.	Who is eligible to participate in this offer?	4
Q4.	Which options are eligible under the terms of this offer?	4
Q5.	How do I participate in this offer?	4
Q6.	If I decide to participate in the offer, what will happen to my current eligible options and what consideration will I receive for the amendment of my options?	5
Q7.	When will I receive my cash payments and amended option agreement(s)?	6
Q8.	Am I required to participate in this offer?	7
Q9.	What happens if I elect to participate in the offer, but leave the Company before the expiration of the offer?	7
Q10.	If I leave the Company before the offer expires and therefore cannot participate in the offer, what happens to my eligible options?	7
Q11.	What will be the exercise price of my amended options?	7
Q12.	Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?	7
Q13.	If I participate in the offer, do I have to remain an employee of the Company to receive the cash payment in January 2008?	7
Q14.	When will my amended options vest?	8
Q15.	Will the terms and conditions of my amended options be the same as my original options?	8
Q16.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?	8
Q17.	If I hold multiple eligible options, can I choose options with respect to which I want to accept this offer?	8
Q18.	Are there any positive or negative tax consequences to my participation in the offer?	8
Q19.	How will cash payments with respect to the amendment of eligible options be taxed?	9
Q20.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?	9
Q21.	How will you confirm to me that my election form or withdrawal form has been received?	9

Q22.	Can I accept this offer with respect to shares of the Company's common stock that I previously acquired upon the exercise of options?	10
Q23.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	10
Q24.	How will you determine whether I have properly accepted this offer?	10
Q25.	When will my amended options expire?	10
Q26.	What will constitute an agreement to amend eligible options?	10
Q27.	Will I receive an amended option agreement?	10
Q28.	Is the offer conditioned upon it being accepted with respect to a minimum number of eligible options?	10
Q29.	Do I have to pay a commission in connection with the amendment of my eligible options?	11
Q30.	If you extend the offer, how will you notify me?	11
Q31.	How will you notify me if the offer is changed?	11
Q32.	Can I change my mind and withdraw from this offer?	11
Q33.	How do I withdraw my election?	11
Q34.	What if I withdraw my election and then decide again that I want to participate in this offer?	11
Q35.	Can I change my mind about which options with respect to which I want to accept this offer?	11
Q36.	How should I decide whether or not to accept this offer with respect to my eligible options?	12
Q37.	Has the Company or its board of directors adopted a position on the offer?	12
Q38.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	12

Q1.
Why is the Company making this offer?

A1.
As part of a review of our option granting process, we determined that certain outstanding options granted during the period from fiscal 1995 to fiscal 2006 were issued with an exercise price less than the fair market value of the underlying stock on the measurement date for financial reporting purposes. Unfortunately, recently enacted Section 409A (defined below) provides that options that were granted at a discount exercise price and that vest after December 31, 2004, will likely subject the optionees to unfavorable tax consequences. Section 409A and its related tax consequences did not apply at the time the eligible options were granted. If eligible options are amended, we believe that the unfavorable tax consequences as described in Section 14 of this Offer to Amend should be eliminated. (See Section 3.)

Q2.
What is the offer?

A2.
This offer is a voluntary opportunity for eligible option holders: (1) to elect to have certain outstanding options amended to increase their exercise price, and (2) to receive a cash payment with respect to the amendment of such options. This offer is described in the following questions and answers, and in the remainder of this Offer to Amend.

  Terms used in this Offer to Amend

  The following are some terms that are frequently used in this Offer to Amend.

  •
  "amended options" refers to eligible options that are amended pursuant to this offer.

  •
  "amendment date" refers to the date when eligible options with respect to which you accept this offer will be amended to reflect a new exercise price. The new exercise price will be equal to the fair market value of a share of our common stock on the eligible option's measurement date for financial reporting purposes. We expect that the amendment date will be December 18, 2007, which is the same date as the expiration date. If the expiration date is extended, then the amendment date will be similarly extended.

  •
  "Addendum" refers to the section of the e-mail from Del Bristol dated November 16, 2007 that will be provided to each eligible option holder that holds eligible options. The Addendum will list the eligible options, a description of any potential cash payments, the measurement date of the eligible options for financial reporting purposes and the new exercise price for each eligible option should you accept this offer with respect to such option.

  •
  "eligible option holder" refers to all employees that (i) are current employees as of the expiration date of the offer, (ii) hold eligible options, and (iii) are subject to United States federal income tax. None of (i) our current or former executive officers or (ii) our former employees are eligible option holders.

  •
  "eligible options" refers to all options with respect to which you may accept this offer, as described in the Addendum, in Question and Answer 7 and Section 1 of this Offer to Amend.

  •
  "employee" means an employee of us or any of our subsidiaries.

  •
  "executive officers" refers to our officers listed in Section 11 of this Offer to Amend, who were or are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  "expiration date" refers to the date on which this offer expires. The expiration date will be December 18, 2007 at 11:59 p.m., North Carolina Time, unless the offer is extended. We may extend the expiration date at our sole discretion. If we extend the offer, the term "expiration date" will refer to the time and date at which the extended offer expires.

  •
  "new exercise price" refers to the exercise price per share at which amended options may be exercised to purchase Family Dollar common stock. An amended option's new exercise price will be equal to fair market value of a share of Family Dollar common stock on the applicable eligible option's measurement date for financial reporting purposes. Your Addendum will list this new exercise price for each of your eligible options if you accept this offer with respect to such options.

  •
  "North Carolina Time" refers to Eastern Standard Time.

  •
  "offer period" or "offering period" refers to the period from the commencement of this offer to the expiration date. This period will commence on November 16, 2007, and end at 11:59 p.m., North Carolina Time, on December 18, 2007, unless the offer is extended.

  •
  "Section 409A" refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, together with the tax regulations and other guidance issued under Section 409A.

Q3.
Who is eligible to participate in this offer?

A3.
You may participate in this offer if you are an employee on the expiration date of the offer. You must hold eligible options in order to participate. Only employees subject to federal income tax in the United States hold eligible options. Our directors are not eligible to participate in the offer as they do not receive stock options from the Company.

Q4.
Which options are eligible under the terms of this offer?

A4.
An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•
the option was granted under the Stock Plan;

•
the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option's measurement date for financial reporting purposes;

•
the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an "eligible option"); and

•
the option is outstanding as of the expiration date.

  The particular options held by you that are subject to the offer are described in the Addendum provided in the email from Del Bristol. Options granted as part of the annual merit review in 2003 with an exercise price of $40.75 are not included in this tender offer.

Q5.
How do I participate in this offer?

A5.
If you choose to participate in this offer, you must do the following before 11:59 p.m., North Carolina Time, on December 18, 2007 (the expiration date):

1.
Properly complete and sign the attached election form.

2.
Deliver the completed and signed election form to Lauren Merritt.

  If you participate in this offer, you will be required to accept the offer with respect to all of the shares subject to any of your eligible options with respect to which you accept this offer. To help you determine your outstanding eligible options and make an informed decision, we are providing you with an Addendum listing your eligible options, a description of any potential cash payments and the new exercise price for each eligible option should you accept this offer with respect to such option. If you hold an option that is not listed on the Addendum, the option is not an eligible option and is not subject to this offer because we do not believe that it is subject to the unfavorable tax consequences described herein.

  This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made by an eligible option holder promptly after the expiration of this offer. (See Section 4.)

  Your election to participate becomes irrevocable after 11:59 p.m., North Carolina Time, on December 18, 2007, unless the offer is extended, in which case your election will become irrevocable after the new expiration date.

  We may extend this offer. If we extend this offer, we will send you an e-mail or other communication disclosing the extension no later than 9:00 a.m., North Carolina Time, on the U.S. business day following the previously scheduled expiration date.

  If you participate in this offer, you must complete and sign the attached election form and fax it to Lauren Merritt at (704) 814-4133, e-mail it to lmerritt@familydollar.com or hand deliver it to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105 before 11:59 p.m., North Carolina Time, on December 18, 2007. Only responses that are complete, signed and actually received by December 18, 2007, on or before the deadline will be accepted. Responses received after the deadline will not be accepted. The delivery of election forms is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail as promptly as possible. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Q6.
If I decide to participate in the offer, what will happen to my current eligible options and what consideration will I receive for the amendment of my options?

A6.
If you elect to participate in the offer, your eligible options will be amended on the amendment date, which is the same day as the expiration date. The expiration date will be December 18, 2007, unless the offer period is extended. The amended option will continue to be subject to the terms and conditions of the Stock Plan, and to an amended option agreement between you and us. Except for the new exercise price, the amended option will have the same terms as the original option and will vest pursuant to the schedule in the original option agreement related to the option, except with respect to options with an exercise price above $40.00, which became fully vested in August 2005 pursuant to approval by our Compensation Committee. If your eligible option is vested, in part or fully, your amended option will be similarly vested. If you participate in the offer, your election form will also serve as the amendment to your option agreement(s) once we have countersigned the election form. You will not need to sign a separate agreement to amend your option(s).

  You will also become entitled to receive a cash payment with respect to the amendment of your eligible options, as described below. (See Section 2 and Section 6.)

  Summary of Amendment and Cash Payment

  1.
  Your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the measurement date for financial reporting purposes (as listed on your Addendum).

  2.
  You will receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below. If you have previously exercised a portion of an eligible option, you may accept this offer with respect to the remaining unexercised portion of such option.

  3.
  Each such cash payment will be made, less applicable tax withholding, on the first payroll date following January 1, 2008.

  4.
  The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

  Eligible Option Example

  Employee A was issued options to purchase 1,000 shares of stock with an exercise price equal to $30.00 per share, of which 400 shares vested on or before December 31, 2004. The fair market value of our stock was $31.50 on the deemed measurement date for financial reporting purposes. As of the offer expiration date, 700 shares were vested (300 shares of which vested after December 31, 2004) and Employee A had not exercised any portion of the options. The options will be eligible options with respect to 600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if Employee A accepts this offer with respect to the 600 options pursuant to the terms of the offer, Employee A will receive the following:

  1.
  The options to purchase 600 shares will be amended to increase the exercise price to $31.50 per share. As of the amendment date, 700 shares will be vested and options for 600 of the shares will be subject to the terms of the amended options (i.e., the exercise price of $31.50 per share).

  2.
  A cash payment of $900.00 (($31.50 minus $30.00) multiplied by 600), less applicable tax withholding, payable on the first payroll date following January 1, 2008.

Q7.
When will I receive my cash payments and amended options?

A7.
Any cash payment owed to you for an eligible option with respect to which you have properly elected to accept this offer will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required in order to avoid adverse tax consequences under Section 409A. Promptly following the expiration date, we will send you a "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of your eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6.)

  Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date. The amendment date will be the same date as the expiration date. We expect the amendment date will be December 18, 2007. If the expiration date of the offer is extended, the amendment date will be similarly extended.

  You will be entitled to receive cash payments regardless of whether or not you are our employee on the actual cash payment date.

Q8.
Am I required to participate in this offer?

A8.
No. Participation in this offer is completely voluntary.

  However, if you do participate in this offer, with respect to each eligible option, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option, to the extent such shares vested, or are scheduled to vest, after December 31, 2004. (See Section 2.)

  If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please see Questions and Answers 16 and 18 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

Q9.
What happens if I elect to participate in the offer, but leave the Company before the expiration of the offer?

A9.
You may only participate in this offer if you are our employee on the expiration date of the offer. (See Section 1.) If, for any reason, you are not our employee through the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will be required to keep all of your eligible options. (See Section 6.)

Q10.
If I leave the Company before the offer expires and therefore cannot participate in the offer, what happens to my eligible options?

A10.
Your unvested options will expire immediately on termination of employment and you will have 90 days to exercise your vested eligible options. As discussed in Section 14, upon exercise of any eligible options that are not amended, you will likely be subject to adverse tax consequences under Section 409A, for which you will be solely responsible.

Q11.
What will be the exercise price of my amended options?

A11.
Amended options will have an exercise price per share equal to what the fair market value of our common stock was on the option's deemed measurement date for financial reporting purposes as listed on your Addendum. (See Section 9.)

Q12.
Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?

A12.
No. You do not need to do anything in order to receive your cash payments. The cash payment, less any applicable tax withholding, with respect to the amendment of eligible options will be made on the first payroll date following January 1, 2008. Promptly following the expiration date, we will send you "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. This payment is nontransferable, but will be paid to your designated beneficiary in the event of your death or if no such beneficiary is identified, pursuant to state law. (See Section 6.)

  Once the offer has expired and your election with respect to options has been accepted, your options will be amended. There is nothing that you must do with respect to such amendment. Your amended options will be amended on the expiration date. (See Section 1.)

Q13.
If I participate in the offer, do I have to remain an employee of the Company to receive the cash payment in January 2008?

A13.
No. You will be entitled to receive the cash payment for your amended options regardless of whether you remain employed with us on the actual cash payment date. (See Section 6.)

Q14.
When will my amended options vest?

A14.
If your option is amended, it will continue to vest according to the vesting schedule of your original option. To the extent a portion of your eligible options are vested on the expiration date, your amended options will be similarly vested. Future vesting is subject to your continued employment with us through each relevant vesting date. (See Section 9.)

Q15.
Will the terms and conditions of my amended options be the same as my original options?

A15.
Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace in all respects. (See Section 9 and Section 14.)

Q16.
What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?

A16.
If we do not receive your election form by the deadline, you choose not to participate, or your eligible options are not accepted by us in connection with this offer, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain all of their other terms and conditions, including their current vesting schedule and you will not be entitled to receive the cash payment under this offer. As described in Question and Answer 18, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. (See Section 6.) We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14.)

Q17.
If I hold multiple eligible options, can I choose options with respect to which I want to accept this offer?

A17.
Yes. However, if you choose to accept this offer with respect to any of your eligible options, you must accept this offer with respect to all of the shares subject to such eligible option. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of such option that remains outstanding and unexercised as of the expiration date. If you hold an option and one portion of the option has vested prior to December 31, 2004, and the remainder has vested or is scheduled to vest after December 31, 2004, only the portion that has vested or is scheduled to vest after December 31, 2004 is an eligible option. (See Section 2.)

Q18.
Are there any positive or negative tax consequences to my participation in the offer?

A18.
Yes. As a result of participation in this offer, we believe that you will avoid potentially adverse tax consequences associated with your eligible options under United States federal income tax law.

  Section 409A provides that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., stock options granted at a discount) must have fixed exercise dates or periods to avoid early income recognition and an additional 20% tax and interest charges. None of the eligible options have fixed exercise dates or periods and therefore Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% federal tax and interest charges. It is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares and the exercise price (the "spread") on options that have vested (or will vest) after December 31, 2004 (which would include the eligible options).

  Please also see Question and Answer 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

  If you participate in the offer, we believe that you will not be required under current law to recognize income for United States federal income tax purposes at the time you choose to accept the offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments following the amendment date. In addition, you may have taxable income when you exercise your amended options or when you sell your underlying shares of common stock. (See Section 14.)

  Uncertainty

  The discussion above is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

  If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q19.
How will cash payments with respect to the amendment of eligible options be taxed?

A19.
You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment tax required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld. (See Section 14.)

  The discussion above is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed above.

  If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q20.
If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?

A20.
No, except under very limited circumstances. For instance, if you choose to accept this offer with respect to eligible options that are unvested and if you are no longer our employee on the date that the original option would have vested, and such date is prior to the expiration date of the offer, any amended options you hold will cease to vest and will terminate in accordance with their terms.

  Moreover, even if we accept your eligible options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in IRS, SEC or NYSE rules. We do not anticipate any such prohibitions at this time. (See Section 7 and Section 13.)

Q21.
How will you confirm to me that my election form or withdrawal form has been received?

A21.
We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail as soon as possible. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form.

Q22.
Can I accept this offer with respect to shares of the Company's common stock that I previously acquired upon the exercise of options?

A22.
No. This offer relates only to eligible options to purchase Family Dollar common stock that are outstanding on the expiration date of this offer. You may not accept this offer with respect to shares of our common stock previously acquired upon the exercise of options. (See Section 2.)

Q23.
Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A23.
No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase our common stock, or any other rights to you or anyone else. (See Section 7.)

Q24.
How will you determine whether I have properly accepted this offer?

A24.
We will determine, at our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4.)

Q25.
When will my amended options expire?

A25.
Your amended options, if any, will expire on the same date as the scheduled expiration of your original options or earlier upon your termination of employment or service with us. (See Section 9.)

Q26.
What will constitute an agreement to amend eligible options?

A26.
Your election to participate in this offer through the procedures described in this Offer to Amend will constitute your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer, as described in this Offer to Amend. (See Section 4.)

Q27.
Will I receive an amended option agreement?

A27.
Yes. If you participate in the offer, your election form will also serve as the amendment to your option agreements and will be effective once we have countersigned the election form. You will not need to sign a separate agreement to amend your options. We intend to countersign your election form and send you a copy promptly after the expiration date of the offer. This fully executed document will serve as your amended option agreement. (See Section 6 and Section 9.)

Q28.
Is the offer conditioned upon it being accepted with respect to a minimum number of eligible options?

A28.
No. The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend.

Q29.
Do I have to pay a commission in connection with the amendment of my eligible options?

A29.
No. You will not be required to pay any commission or make any other payments if you decide to participate in this offer.

Q30.
If you extend the offer, how will you notify me?

A30.
If we extend this offer, we will send you an e-mail or other form of communication disclosing the extension no later than 9:00 a.m., North Carolina Time, on the next U.S. business day following the previously scheduled expiration date. (See Section 2 and Section 15.)

Q31.
How will you notify me if the offer is changed?

A31.
If we change the offer, we will send you an e-mail or other form of communication disclosing the change no later than 9:00 a.m., North Carolina Time on the next U.S. business day following the day we change the offer. (See Section 15.)

Q32.
Can I change my mind and withdraw from this offer?

A32.
Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5.)

Q33.
How do I withdraw my election?

A33.
To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:

1.
Properly complete and sign the attached withdrawal form.

2.
Deliver the completed and signed withdrawal form to Lauren Merritt. (See Section 5.)

  Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the prior election form.

Q34.
What if I withdraw my election and then decide again that I want to participate in this offer?

A34.
If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5.)

Q35.
Can I change my mind about which options with respect to which I want to accept this offer?

A35.
Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and submitting a withdrawal form to Lauren Merritt. (See Section 5.) If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q36.
How should I decide whether or not to accept this offer with respect to my eligible options?

A36.
The offer is subject to risks (see "Risks of Participating in the Offer" beginning on page 13 of this Offer to Amend for information regarding some of these risks). The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to help determine if participation in this offer is right for you. (See Section 3.)

Q37.
Has the Company or its board of directors adopted a position on the offer?

A37.
The compensation committee of our board of directors has approved the decision to make this offer. However, neither we nor our board of directors is making any recommendation to you as to whether you should participate in the offer. You must make your own decision as to whether to participate in the offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

Q38.
Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A38.
If you need additional copies of the Offer to Amend or the election or withdrawal forms, you should contact Lauren Merritt at:

    Family Dollar Stores, Inc.
    10401 Monroe Road
    Matthews, North Carolina 28105
    Phone: (704) 847-6961 Ext. 2145
    Fax: (704) 814-4133
    E-mail: lmerritt@familydollar.com

  For additional information, assistance or questions concerning this offer, please contact Lauren Merritt at:

    Family Dollar Stores, Inc.
    10401 Monroe Road
    Matthews, North Carolina 28105
    Phone: (704) 847-6961 Ext. 2145
    Fax: (704) 814-4133
    E-mail: lmerritt@familydollar.com

RISKS OF PARTICIPATING IN THE OFFER

        Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks, together with other information contained in this Offer to Amend, before deciding to participate in the offer. In addition, we strongly urge you to read the information included in our most recent Annual Report on Form 10-K, our Current Reports on Form 8-K and other reports or documents we file with the Securities and Exchange Commission ("SEC") before deciding to participate in the offer. The risks described below, in our periodic and other current reports and in other documents we file with the SEC are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Tax-related risks

  The IRS could change the expected Section 409A tax consequences.

        It is possible that new IRS guidance could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and not to have amended your eligible options. However, we do not expect any new guidance that imposes less adverse tax consequences on discount options.

  You may incur additional tax and penalties under state and local tax laws.

        This offer is being made to holders of eligible options to help such holders avoid certain adverse U.S. federal income tax consequences to holders of eligible options under Section 409A. Certain states have adopted, and other states and local tax authorities may adopt, provisions similar to Section 409A. Since this offer does not address, and eligible options will not be amended to avoid, potential adverse effects of applicable state and local tax laws, there can be no assurance that you will not incur additional tax and penalties under state and local tax laws with respect to your eligible options, and you may incur such tax and penalties even if your eligible options are amended pursuant to the terms of this offer.

Business-related risks

        The information included under "Part I—Item 1A—Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 1, 2007 is incorporated herein by reference. These risks may be updated from time to time, as appropriate in our quarterly and current Reports that we file with the SEC, all of which, to the extent filed prior to the expiration date of the offer, are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

        This Offer to Amend includes forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as "may," "will," "expects," "should," "believes," "plans," "anticipates," "estimates," "predicts," "potential," or "continue," and any other words of similar meaning are forward-looking statements. Forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please see the information included under "Part I—Item 1A—Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 1, 2007, which is incorporated herein by reference. These risks may be updated from time to time, as appropriate in our quarterly and current Reports that we file with the SEC, all of which, to the extent filed prior to the expiration date of the offer, are incorporated herein by reference.

THE OFFER

1.     Eligibility.

        You are an "eligible option holder" only if (i) you are an employee of Family Dollar Stores, Inc. or one of its subsidiaries (referred to as the "Company," "we," "our," or "us") as of the expiration date of the offer (ii) you are subject to United States federal income tax and (iii) your otherwise eligible options remain outstanding as of the expiration date for the offer. None of our current or former executive officers are eligible option holders.

        As an employee, unless expressly provided by an agreement between you and us or by the requirements of applicable law, your employment with us will remain "at will" and can be terminated by you or us at any time, with or without cause or notice.

2.     Number of options and amount of consideration; expiration date.

        Subject to the terms and conditions of this offer, we will accept for amendment eligible options to purchase up to a total of 114,658 shares of common stock of Family Dollar Stores, Inc. that are held by eligible option holders and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration date.

        An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

  •
  the option was granted under our Stock Plan;

  •
  the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option's measurement date for financial reporting purposes;

  •
  the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an "eligible option"); and

  •
  the option is outstanding as of the expiration date.

        As noted above, in order to be eligible, options must be outstanding as of the expiration date. For example, if a particular option expires after commencement of the offer, but before the expiration date, that particular option is not eligible for this offer. In addition, options granted as part of the annual merit review in 2003 with an exercise price of $40.75 are not included in this tender offer.

        If you choose to accept this offer with respect to any of your eligible options, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to such option that were unvested as of December 31, 2004. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of that option which remains outstanding and unexercised as of the expiration date.

        If you elect to participate in the offer, your eligible options will be amended on the amendment date (expected to be December 18, 2007). You will also be entitled to receive a cash payment with respect to the amendment of your eligible options.

  Summary of Amendment and Cash Payment

          1.     Your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed measurement date for financial reporting purposes (as listed on your Addendum).

          2.     You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

          3.     Each such cash payment will be paid, less applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required by provisions of Section 409A of the Code.

          4.     Promptly following the expiration of the offer, we will send you a "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of your eligible options.

          5.     The total cash payments you may be entitled to receive for your eligible options are listed on your Addendum.

          6.     If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option.

  Example

        Employee A was issued options to purchase 1,000 shares of stock with an exercise price equal to $30.00 per share, of which 400 shares vested on or before December 31, 2004. The fair market value of our stock was $31.50 on the deemed measurement date for financial reporting purposes. As of the offer expiration date, 700 shares were vested (300 shares of which vested after December 31, 2004) and Employee A had not exercised any portion of the options. The options will be eligible options with respect to 600 shares (the 400 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if Employee A accepts this offer with respect to the 600 options pursuant to the terms of the offer, Employee A will receive the following:

          1.     The options to purchase 600 shares will be amended to increase the exercise price to $31.50 per share. As of the amendment date, 700 shares will be vested and options for 600 of the shares will be subject to the terms of the amended options (i.e., the exercise price of $31.50 per share).

          2.     A cash payment of $900.00 (($31.50 minus $30.00) multiplied by 600), less applicable tax withholding, payable on the first payroll date following January 1, 2008.

        You will not vest in any additional options after you are no longer an employee, even if you accept this offer.

        Each amended option will continue to be subject to the terms and conditions of the Stock Plan. Our Stock Plan is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer and is incorporated herein by reference. A form of the amendment to your stock option agreements, which is a part of your election form, has also been attached as Exhibit (a)(1)(c) to the Tender Offer Statement on Schedule TO. See Section 2 of this Offer to Amend for a description of our Stock Plan.

        The expiration date for this offer will be 11:59 p.m., North Carolina Time, on December 18, 2007, unless we extend the offer. We may, at our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.     Purpose of the offer.

        We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We initially issued the eligible options to encourage high levels of performance by individuals who contribute to our success and to enable us to attract, motivate, retain and reward talented and experienced individuals. As part of a review of our option granting process, we determined that certain options granted during fiscal 1995 to fiscal 2006, including the eligible options, were issued with an exercise price less than the fair market value of the underlying stock on the deemed measurement date for financial reporting purposes. Unfortunately, Section 409A provides that options that were granted at a discount and have vested or will vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences. If the eligible options are amended, we believe the unfavorable federal income tax consequences, as described in Section 14 of this Offer to Amend, should be avoided and our incentive and/or retention goals for these options will be maintained. Because the eligible options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the eligible options were designed to make the eligible option holders whole for the adjustment in option exercise price on the expiration date.

        Except as otherwise disclosed in this offer or in our SEC filings, neither we nor our officers or directors, presently have any plans or proposals that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any change in our present board of directors or management, except that the nominating and governance committee of our board of directors from time to time interviews potential candidates to serve as additional members of our board of directors and we are currently seeking qualified candidates for certain open key executive positions;

  •
  any other material change in our corporate structure or business;

  •
  our common stock being delisted from the NYSE;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

  •
  any change in our certificate of incorporation or bylaws, or any other actions that may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information contained in or incorporated by reference into this Offer to Amend, the Tender Offer Statement on Schedule TO filed with the SEC and our other SEC filings, and you should consult with your own tax advisor. You must make your own decision about whether to participate in this offer.

4.     Procedures for electing to participate in this offer.

  Proper election.

        Participation in this offer is completely voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Lauren Merritt. Lauren Merritt must receive your properly completed and signed election form before the expiration date. The expiration date will be 11:59 p.m., North Carolina Time, on December 18, 2007, unless we extend the offer. Election forms and related documents may only be submitted by fax to Lauren Merritt at (704) 814-4133, by e-mail at lmerritt@familydollar.com, or by hand delivering these documents to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105 before the expiration date.

        If you participate in this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option. To help you recall your eligible options and make an informed decision, we have provided you with an Addendum listing your eligible options, a description of any potential cash payments and the new exercise price for each eligible option if you accept this offer with respect to such option. If we do not receive your election form by the deadline, then you will not participate in the offer, and the exercise price and all of the other terms of all eligible options you currently hold will remain unchanged and you will not receive any cash payment.

        Your election to participate becomes irrevocable after 11:59 p.m., North Carolina Time, on December 18, 2007 unless the offer is extended, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

        If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must submit a new election form to Lauren Merritt prior to the expiration date. This new election form must also list all of the options that you have previously elected to accept and with respect to which you continue to wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

        The delivery of all documents, including election forms, is at your risk. You should ensure that they are properly received by us. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail as soon as possible. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Lauren Merritt by the deadline will be accepted. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first paragraph of this Section 4. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

        This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any elections that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we expect to accept all eligible options with respect to which proper elections have been made promptly after the expiration date.

        Our receipt of your election form is not by itself an acceptance of your options under the offer. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by e-mail or other methods of communication, which will substantially include the information set forth in Exhibit (a)(1)(e) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Options that we accept will be amended on the expiration date.

  Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

        We will determine, at our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any eligible options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We expect to accept all eligible options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and eligible options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

  Our acceptance constitutes an agreement.

        Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

5.     Withdrawal rights and change of election.

        You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this Section 5.

        If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 11:59 p.m., North Carolina Time, on December 18, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

        In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration date, if we have not accepted your options by 6:00 p.m., North Carolina Time, on January 17, 2008, you may withdraw your options at any time thereafter.

        To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must, in accordance with the instructions of the withdrawal form, deliver to Lauren Merritt either via facsimile at (704) 814-4133, by e-mail at lmerritt@familydollar.com, or by hand to Lauren Merritt at Family Dollar Stores, Inc., 10401 Monroe Road, Matthews, North Carolina 28105, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain subject to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Lauren Merritt must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 11:59 p.m., North Carolina Time, on December 18, 2007, unless we extend the offer.

        Your election to re-accept our offer with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options at any time before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must submit a new election form to Lauren Merritt before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

        Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

        The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. You should ensure that they are properly received by us. We intend to confirm the receipt of your withdrawal form and/or any election form; if you have not received an e-mail confirmation, you must notify us that you have provided us with your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Lauren Merritt by the deadline will be accepted. Responses may be submitted only by fax, e-mail or hand delivery, as set forth in the first sentence of the fourth paragraph of this Section 5. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

6.     Acceptance of options for amendment and cash payments.

        Upon the terms and conditions of this offer and promptly following the expiration date, we expect to accept for amendment and to amend all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date, which is the same date as the expiration date. If the expiration date is extended, the amendment date will be similarly extended. We expect that the amendment date will be December 18, 2007, unless the offer period is extended.

        If you have elected to participate in the offer, your election form will serve as your amended stock option agreement once we countersign the form. Promptly after the amendment date, we will send you paperwork regarding your amended options. If you do not receive your amended option paperwork within seven U.S. business days after the expiration date, please contact Lauren Merritt by telephone at (704) 867-6961 Ext. 2145.

        With respect to all options with respect to which you choose to accept this offer, as of the amendment date, you will become entitled to receive cash payments in the amounts set forth in your Addendum. Any cash payment owed to you with respect to the amendment of your eligible options will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. Promptly following the expiration date, we will send you a "Promise to Make Cash Payment" evidencing your right to receive the cash payment. If you do not receive a Promise to Make Cash Payment within seven (7) U.S. business days after the expiration date, please contact Lauren Merritt by telephone at (704) 867-6961 Ext. 2145.

        For purposes of the offer, we will be deemed to have accepted eligible options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to option holders generally of our acceptance of the options. This notice may be made by e-mail or other method of communication, which will substantially include the information set forth in Exhibit (a)(1)(e) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

        If, for any reason, you are not an employee through the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your eligible options. These options will continue to be governed in all respects by the Stock Plan and by the existing option agreements between you and us.

        Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price and all of their other terms and conditions, including their current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences of participating or not participating in this offer.

7.     Conditions of the offer.

        Notwithstanding any other provision of this offer, we will not be required to accept any eligible options for amendment, and we may, at our sole discretion, terminate or extend the offer or amend the terms of the offer before the expiration date, including with respect to eligible options with respect to which proper elections have been made, if any of the following events has occurred, or has been determined by us to have occurred:

  •
  there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer;

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, interpretation, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

  •
  there shall have occurred:

  –
  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

  –
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

  –
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

  –
  in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor's 500 Index from the date of the commencement of the offer,

  –
  the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, including terrorist attacks, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

    –
    if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

  •
  a tender or offer, other than this offer by us, for some or all of our outstanding shares of common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

  –
  any person, entity or group has purchased all or substantially all of our assets,

  –
  any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

  –
  any such person, entity or group which had publicly disclosed such ownership prior to the commencement of the offer shall acquire additional common stock constituting more than 1% of our outstanding shares,

  –
  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our sole judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

  –
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than has already been taken or as contemplated by us as of the commencement date of this offer (as described in Section 12);

  •
  there shall have occurred any change, development, clarification or position taken in the regulations or rulings of the Internal Revenue Service with respect to Section 409A or there shall have been a judicial decision regarding the tax treatment of eligible options under Section 409A or otherwise, in each case that would, in the our reasonable judgment, make this offer unnecessary;

  •
  any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations or stock ownership that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

  •
  any rules or regulations by any governmental authority, the NYSE, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to us.

        If any of the above events occur, we may, at our sole discretion:

  •
  terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible option holders;

  •
  complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

  •
  amend the terms of the offer; or

  •
  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

        The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Should we decide to waive any of the material conditions to the offer, the offer will remain open for five (5) U.S. business days following the date we announce the waiver. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.

8.     Price range of shares underlying the options.

        There is no established trading market for options to purchase shares of our common stock. However, our common stock is currently traded on the NYSE under the symbol "FDO." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by NYSE.

	High	Low
Fiscal Year Ending August 30, 2008
First Quarter (through November 13, 2007)	$29.31	$22.53
Fiscal Year Ending September 1, 2007
First Quarter	$30.91	$23.63
Second Quarter	$33.31	$27.39
Third Quarter	$34.16	$28.05
Fourth Quarter	$35.42	$24.23
Fiscal Year Ending August 26, 2006
First Quarter	$24.50	$19.40
Second Quarter	$26.07	$21.85
Third Quarter	$27.94	$24.37
Fourth Quarter	$26.25	$21.57

        You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.     Source and amount of consideration; terms of amended options.

  Consideration.

        We will amend options and make cash payments with respect to the amendment of eligible options for which proper elections have been made and accepted. We anticipate that we will make such payments, as well as paying related fees and expenses incurred in connection with the offer, from cash on hand and cash derived from our operations.

        Assuming we receive and accept elections from eligible option holders with respect to all options eligible for this offer, we will amend options to purchase a total of up to 114,658 shares of our common stock, or approximately less than 1% of the total shares of our common stock outstanding as of November 16, 2007, and we will make cash payments in an aggregate amount of approximately $114,000 with respect to such amendments.

  General terms of amended options.

        If we accept your election to amend your eligible options, such options will be amended on the amendment date (expected to be December 18, 2007). On such date, your eligible options will be amended to increase their original exercise price to the fair market value of a share of our common stock on the deemed measurement date for financial reporting purposes (as listed on your Addendum). Except for the exercise price, the terms and conditions of your amended options, including with respect to the vesting of options, will remain the same in all respects as the eligible options with respect to which you choose to accept this offer. All amended options will be subject to our Stock Plan and an amended stock option agreement between you and us. The Stock Plan is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC and is incorporated herein by reference.

  United States federal income tax consequences.

        You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of accepting or rejecting this offer. Please note that the discussion in Section 14 of this Offer to Amend is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed in Section 14 of this Offer to Amend.

        If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal income tax consequences of participating in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

10.   Information concerning Family Dollar Stores, Inc.

        The address of our principal executive offices is 10401 Monroe Road, Matthews, North Carolina 28105, and our telephone number is (704) 847-6961.

        Questions regarding how to participate in this offer should be directed to Lauren Merritt at:

    Family Dollar Stores, Inc.
    10401 Monroe Road
    Matthews, North Carolina 28105
    Phone: (704) 847-6961 Ext. 2145
    Facsimile: (704) 814-4133
    E-mail: lmerritt@familydollar.com

        We have more than 6,400 stores in a forty-four state area ranging as far northwest as Idaho, northeast as Maine, southeast as Florida, and southwest as Arizona and are one of the fastest growing discount store chains in the United States. We have provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. We offer a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment. We are focused on continuing to meet the needs of shoppers looking for excellent value.

        Our business is subject to numerous risks which are discussed in detail under "Part I—Item 1A—Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 1, 2007 which is incorporated herein by reference. These risks are updated from time to time, as needed, in our SEC filings. You should review these risk factors carefully before you make any decision to accept of reject our offer to amend.

        The financial information included under "Part II—Item 6—Selected Financial Data," "—Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations," "—Item 7A—Quantitative and Qualitative Disclosures About Market Risk," "—Item 8—Financial

Statements and Supplementary Data," and "Part IV—Item 15—Exhibits and Financial Statement Schedules" in our Annual Report on Form 10-K for the fiscal year ended September 1, 2007 is incorporated herein by reference. Please see Section 17 of this Offer to Amend for instructions on how you can examine, or obtain copies of, our SEC filings, including filings that contain our financial statements and other financial information.

        We have provided the following additional financial information for your reference. The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended September 1, 2007, filed with the SEC on October 30, 2007.

	Year ended
(in thousands, except per share amounts and store data)	September 1, 2007	August 26, 2006(1)	August 27, 2005
Net sales	$6,834,305	$6,394,772	$5,824,808
Cost of sales and operating expenses(2)	6,445,672	6,077,467	5,485,998
Income before taxes	381,896	311,114	342,795
Income taxes	139,042	116,033	125,286
Net income	242,854	195,111	217,509
Diluted net income per common share	$1.62	$1.26	$1.30
Dividends declared	66,361	62,757	61,538
Dividends declared per common share	0.45	0.41	0.37
Book value per share	$8.19	$8.04	$8.64
Ratio of earnings to fixed charges(3)	2.06	1.98	2.20
Total assets	$2,624,156	$2,523,029	$2,409,501
Working capital	406,977	432,737	460,157
Long-term debt	250,000	250,000	—
Stockholders' equity	1,174,641	1,208,393	1,428,066
Stores opened	300	350	500
Stores closed	43	75	68
Number of stores—end of period	6,430	6,173	5,898

(1)
Our results for fiscal 2006 include a $45.0 million (approximately $0.18 per diluted share) litigation charge associated with an adverse litigation judgment in a case in Tuscaloosa, Alabama (see Note 8 to the Consolidated Financial Statements included in our Form 10-K for more information), and cumulative charges of $10.5 million (approximately $0.04 per diluted share) to record non-cash stock-based compensation and income tax related interest expense (see Note 10 to the Consolidated Financial Statements included in our Form 10-K for more information).

(2)
For fiscal 2005, this amount has been reclassified to conform to the presentation for fiscal 2006. During fiscal 2006, we began presenting interest income and interest expense separately on the Consolidated Statements of Income. In prior years interest income and interest expense were included in selling, general and administrative expenses.

(3)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. In calculating the ratio of earnings to fixed charges, earnings consist of income before income tax and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

11.   Interests of directors and executive officers; transactions and arrangements concerning the options.

        As of November 9, 2007, our directors and executive officers as a group (17 persons) beneficially owned aggregate options under our Stock Plan to purchase a total of 1,037,100 of our shares of common stock, which represented approximately 21.5% of all options outstanding under the Stock Plan.

        The table below sets forth the beneficial ownership of each of our directors and executive officers of options under our Stock Plan outstanding as of November 9, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under the Stock Plan, which was 4,815,785 options as of November 9, 2007. No director or executive officer owns any eligible options or will participate in this offer to amend.

        Unless otherwise indicated, the mailing address of each executive officer and director is: c/o Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, North Carolina 28201.

Name of Optionholder	Position Held	Age	Number of Outstanding Options under the Plans Beneficially Owned as of November 9, 2007 (#)	Percentage of Options under the Plans Outstanding (%)
Howard R. Levine	Chairman of the Board and Chief Executive Officer	48	382,000	7.9
R. James Kelly	President, and Chief Operating Officer/Interim Chief Financial Officer	59	218,000	4.5
Robert A. George	Executive Vice President—Merchandising	44	44,000	1
Charles S. Gibson, Jr.	Executive Vice President—Supply Chain	45	116,000	2.4
Kenneth T. Smith	Senior Vice President, Chief Financial Officer		19,000	1
Dorlisa K. Flur	Senior Vice President—Strategy and Business Development	41	40,300	1
Janet G. Kelley	Senior Vice President—General Counsel and Secretary	54	60,800	1.3
C. Martin Sowers	Senior Vice President—Finance	49	34,200	1
Barry Sullivan	Senior Vice President-Store Operation	43	15,800	*
Mark R. Bernstein	Director	77	0	*
Sharon Allred Decker	Director	50	0	*

Edward C. Dolby	Director	62	0	*
Glenn A. Eisenberg	Director	46	0	*
George R. Mahoney, Jr.	Director	65	107,000	2.2
James G. Martin	Director	71	0	*
Harvey Morgan	Director	65	0	*
Dale C. Pond	Director	61	0	*
All directors and executive officers as a group (17 persons)			1,037,100	21.5

*
Less than one percent.

        As of November 9, 2007, neither we, nor to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or eligible options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option agreements, put or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

  •
  outstanding options to purchase an aggregate of 4,815,785 shares of our common stock pursuant to the Stock Plan; and

  •
  an aggregate of 11,574,257 shares of our common stock reserved for issuance to our employees pursuant to the Stock Plan.

        To the best of our knowledge, none of our executive officers or affiliates of us or our executive officers have engaged in any transactions that involved options to purchase our common stock during the 60 days prior to the date of this offer to amend.

12.   Status of options amended pursuant to the terms of the offer; accounting consequences of the offer.

        Eligible options that we accept for amendment pursuant to the terms of this offer will be amended under the Stock Plan. Except for the change in the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace in all respects.

        The amendment of eligible options is considered a modification of the original eligible options under Statement of Financial Accounting Standards No. 123(R)—Share-Based Payment ("SFAS No. 123(R)"). Upon completion of an investigation of a Special Committee of our Board of Directors and our receipt of such Committee's factual findings, we determined that we did not properly account for certain stock options issued during fiscal 1995 to fiscal 2006 (including the eligible options and other options granted under the Stock Plan). Accordingly, pursuant to SFAS No. 123(R), we incurred a cumulative charge in the fourth quarter of fiscal 2006 of $10.5 million.

13.   Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acceptance of options for amendment and the issuance of amended options as contemplated by the offer, or of any requirement, approval or other action by any government or governmental, administrative or regulatory authority or agency, including any requirements of the NYSE, that would need to be obtained, taken or satisfied for the amendment of the options as contemplated herein. Should any other approval or action be required in connection with this offer, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

        If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options. We are not aware of any legal proceedings related to this Offer to Amend.

14.   Material United States federal income tax consequences.

If You Participate in the Offer to Amend.

        As a result of participation in this offer, you may avoid potentially adverse United States federal income tax consequences associated with your eligible options. Please read this subsection carefully, as well as the following subsection summarizing the potential tax consequences to you if you decide to keep your current options.

        The following is a summary of the material United States federal income tax consequences of participating in the offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances.

        If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

  Cash payments.

        You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment tax required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld.

  Amended options.

        If you are an option holder who chooses to accept this offer with respect to eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable event for you.

        Your amended options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

        We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

        Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

If You Do Not Participate in the Offer to Amend.

        The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances.

        If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

        Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this subsection carefully and talk to your financial, legal and/or tax advisors regarding your decision regarding participation in this offer.

        Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. The eligible options were granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

        None of the eligible options have fixed exercise dates or periods and therefore they would subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax and interest charges. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the value of the shares and the exercise price of such shares) on the newly vested options will be includable as income and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), any increase in value of the underlying stock will be taxed.

        In addition, there may be certain state tax implications that apply to you. You should discuss these matters with your financial, legal and/or tax advisors prior to making your decision regarding participation in this offer.

Uncertainty

        There is a chance that the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible if future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

15.   Extension of offer; termination; amendment.

        We reserve the right, at our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the expiration date. We will issue a notice of any such extension by e-mail or other form of communication to all holders of eligible options, or other public announcement no later than 9:00 a.m., North Carolina Time, on the next U.S. business day after the previously scheduled expiration date. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until the extended expiration date. Our right to extend the offer is limited by Rule 13e-4(f)(2)(ii) under the Exchange Act which requires that we must permit eligible options tendered in this offer to be withdrawn if they have not been accepted for payment after the expiration of 40 U.S. business days from the commencement of the tender offer.

        As discussed in Section 2 of this Offer to Amend, an option to purchase common stock is eligible for this offer only if, among other things, the option is outstanding as of the expiration date. Therefore, if a particular option expires after commencement of the offer, but before the expiration date, that particular option is not eligible for amendment. As a result, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration date expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for amendment.

        We also reserve the right, in our sole judgment, to terminate the offer prior to the expiration date if any of the events listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred by giving written or electronic notice of the termination or by making a public announcement of the termination. Our right to terminate the offer with respect eligible options for which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible option holders or by decreasing or increasing the number of options being sought in this offer. We will give written or electronic notice, or make a public announcement, of any amendment to the terms of the offer. Any such notice or announcement will set forth the period of time during which the offer will remain open following the notice or announcement of any amendment of the offer.

        The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determined constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

        For purposes of the offer, a "U.S. business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. North Carolina Time.

16.   Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.   Additional information.

        This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including the exhibits thereto, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

  1.
  Our Annual Report on Form 10-K for our fiscal year ended September 1, 2007, filed with the SEC on October 30, 2007;

  2.
  Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on May 4, 2007;

  3.
  A Current Report on Form 8-K filed on November 6, 2007; and

  4.
  All other documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Amend Certain Options and prior to the expiration of the offer.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies thereof may be obtained, at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our Internet site at http://www.familydollar.com.

        Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents that have been incorporated by reference herein or to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, North Carolina 28201, Attention: Lauren Merritt, or telephoning Lauren Merritt at (704) 847-6961 Ext. 2145.

        As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

        Before making your decision as to whether or not to participate in this offer, the information contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

18.   Financial statements.

        Our audited consolidated financial statements as of and for the years ended September 1, 2007, August 26, 2006, and August 27, 2005 included under "Part II—Item 8—Financial Statements and Supplementary Data" in our Annual Report on Form 10-K for our fiscal year ended September 1, 2007 are incorporated herein by reference. We urge you to read our Annual Report on Form 10-K for our fiscal year ended September 1, 2007 as well as any other financial and other information included in our Quarterly Reports on Form 10-Q and other recent SEC filings for a more complete understanding of our financial condition and results of operations. Such filings may be examined, and copies thereof may be obtained, by following the instructions in Section 17 of this Offer to Amend.

19.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, option holders residing in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained or incorporated by reference in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

QuickLinks

  Exhibit (a)(1)(a)
FAMILY DOLLAR STORES, INC. Offer to Amend Certain Options This offer and withdrawal rights will expire at 11:59 p.m., North Carolina Time, on December 18, 2007 unless we extend the offer.
IMPORTANT—ACTION ITEMS TO PARTICIPATE
Offer to Amend Certain Options, dated November 16, 2007.
Table of Contents
SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
RISKS OF PARTICIPATING IN THE OFFER
FORWARD-LOOKING STATEMENTS
THE OFFER